EXHIBIT 99.1

GSI Technology, Inc. Reports Revised Fourth Quarter and Fiscal Year 2022 Results

SUNNYVALE, Calif., June 29, 2022 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) is issuing this press release to revise the reporting of its financial results for its fourth fiscal quarter and fiscal year ended March 31, 2022. After issuing the original earning release, GSI Technology re-evaluated the methodologies and procedures involved in developing forecasts used to calculate its contingent consideration liability and used in the recoverability test over intangible assets. This re-evaluation of forecasting methodologies and procedures resulted in a reduction of approximately $1.3 million in selling, general and administrative expense with a corresponding decrease in the contingent consideration liability, which impacted other amounts on the consolidated statement of operation and consolidated balance sheet.

The revised release reads as follows:

Fourth Quarter and Fiscal Year 2022 Summary Financial Results Table
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Mar. 31, 2022	Mar. 31, 2021
Net revenues	$8,731	$8,065	$7,686	$33,384	$27,729
Gross margin (%)	58.6%	55.3%	50.2%	55.5%	47.7%
Operating expenses	$8,059	$8,994	$9,123	$34,890	$34,481
Operating loss	$(2,943)	$(4,532)	$(5,265)	$(16,353)	$(21,264)
Net loss	$(3,011)	$(4,581)	$(4,982)	$(16,368)	$(21,505)
Net loss per share, diluted	$(0.12)	$(0.19)	$(0.21)	$(0.67)	$(0.91)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “We finished fiscal year 2022 on a strong note, growing year-over-year revenue by more than 20% to $33.4 million as a result of new projects and expanded business in all our categories, particularly, military and defense. Our gross margin improved by 780 basis points and operating expenses rose by only 1%, which helped to narrow our net loss for the year. For the fourth quarter, we delivered an 8% rise in revenue and gross margin improvement of 330 basis points compared to the prior quarter, which, combined with modest growth in operating expenses, narrowed our net loss for the quarter.

Mr. Shu continued, “The majority of our R&D is dedicated to the tape-out of Gemini-II, which we anticipate completing by the end of calendar 2022, and ongoing software development, including the upcoming launch of version 2 of the Gemini-I compiler stack that is expected to be released in July. This version will be entirely Python enabled for coding algorithms, applications and libraries. We anticipate the availability of the enhanced version to be a catalyst for Gemini-I customer engagement. The GSI software team has successfully competed in several high-profile contests, in most cases winning first place. These contests have raised GSI’s profile in key market sectors, such as U.S. and Israeli military and defense agencies, as well as other governmental agencies and organizations related to defense and security.”

Commenting on the outlook for GSI’s first quarter of fiscal 2023, Mr. Shu stated, “Our current expectations for the upcoming quarter are net revenues in a range of $8.5 million to $9.5 million, with gross margin of approximately 60% to 62%, reflecting a Rad Hard order expected to be booked and shipped in the quarter. We maintain an attractive balance sheet with a surplus of cash and no debt.”

Fiscal Year 2022 Summary Financials

For the fiscal year ended March 31, 2022, the Company reported a net loss of $(16.4 million), or $(0.67) per diluted share, on net revenues of $33.4 million, compared to a net loss of $(21.5 million), or $(0.91) per diluted share, on net revenues of $27.7 million in the fiscal year ended March 31, 2021. Gross margin for fiscal 2022 was 55.5%, compared to 47.7% in the prior year.

Total operating expenses were $34.9 million in fiscal 2022, an increase of 1.2% from $34.5 million in fiscal 2021. Research and development expenses were $24.7 million, compared to $23.3 million in the prior fiscal year. Selling, general and administrative expenses were $10.2 million, compared to $11.1 million in fiscal 2021. The increase in research and development expenses was primarily related to the development of Gemini-II.

The operating loss for fiscal 2022 was $(16.4 million) compared to an operating loss of $(21.3 million) in the prior year. The improvement in the operating loss was primarily due to the increase in revenue and gross profit. The fiscal 2022 net loss included interest and other expense of $(60,000) and a tax benefit of $45,000, compared to $94,000 in interest and other income and a tax provision of $335,000 a year ago.

Fourth Quarter Fiscal Year 2022 Summary Financials

The Company reported a net loss of $(3.0 million), or $(0.12) per diluted share, on net revenues of $8.7 million for the fourth quarter of fiscal 2022, compared to a net loss of $(5.0 million), or $(0.21) per diluted share, on net revenues of $7.7 million for the fourth quarter of fiscal 2021 and a net loss of $(4.6 million), or $(0.19) per diluted share, on net revenues of $8.1 million for the third quarter of fiscal 2022. Gross margin was 58.6% in the fourth quarter of fiscal 2022 compared to 50.2% in the prior-year period and 55.3% in the preceding third quarter. The improvement in gross margin was primarily due to changes in the mix of products sold and price increases effective in December 2021.

In the fourth quarter of fiscal 2022, sales to Nokia were $2.0 million, or 23.1% of net revenues, compared to $2.8 million, or 36.5% of net revenues, in the same period a year ago and $1.9 million, or 24.0% of net revenues, in the prior quarter. Military/defense sales were 22.3% of fourth quarter shipments compared to 22.5% of shipments in the comparable period a year ago and 27.1% of shipments in the prior quarter. SigmaQuad sales were 47.6% of fourth quarter shipments compared to 52.9% in the fourth quarter of fiscal 2021 and 40.5% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2022 were $8.1 million, compared to $9.1 million in the fourth quarter of fiscal 2021 and $9.0 million in the prior quarter. Research and development expenses were $6.5 million, compared to $6.1 million in the prior-year period and $6.2 million in the prior quarter. Selling, general and administrative expenses were $1.5 million in the quarter ended March 31, 2022, compared to $3.0 million in the prior-year quarter and $2.8 million in the previous quarter.

Fourth quarter fiscal 2022 operating loss was $(2.9 million) compared to an operating loss of $(5.3 million) in the prior-year period and an operating loss of $(4.5 million) in the prior quarter. Fourth quarter fiscal 2022 net loss included interest and other expense of $(47,000) and a tax provision of $21,000, compared to $(21,000) in interest and other expense and a tax benefit of $304,000 for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $15,000 and a tax provision of $64,000.

Total fourth quarter pre-tax stock-based compensation expense was $714,000 compared to $753,000 in the comparable quarter a year ago and $740,000 in the prior quarter.

At March 31, 2022, the Company had $44.0 million in cash, cash equivalents, and short-term investments and $3.3 million in long-term investments, compared to $54.0 million in cash, cash equivalents, and short-term investments and $5.8 million in long-term investments at March 31, 2021. Working capital was $45.8 million as of March 31, 2022, versus $56.0 million at March 31, 2021, with no debt. Stockholders’ equity as of March 31, 2022, was $64.5 million compared to $75.6 million as of the fiscal year ended March 31, 2021.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. The Company recently launched radiation-hardened memory products for extreme environments in space and the Gemini ® Associative Processing Unit (APU), a memory-centric design that delivers significant performance advantages for diverse AI applications. The Gemini APU architecture removes the I/O bottleneck between the processors and memory arrays by performing massive parallel search directly in the memory array where data is stored. The novel architecture delivers performance-over-power ratio improvements compared to CPU, GPU, and DRAM for applications like image detection, speech recognition, e-commerce recommendation systems, and more. Gemini is an ideal solution for edge applications with a scalable format, small footprint, and low power consumption where rapid, accurate responses are critical. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity (including the ongoing COVID-19 global pandemic and the governmental and regulatory actions relating thereto); the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 global pandemic.   Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2022	2021	2021	2022	2021

Net revenues	$8,731	$8,065	$7,686	$33,384	$27,729
Cost of goods sold	3,615	3,603	3,828	14,847	14,512

Gross profit	5,116	4,462	3,858	18,537	13,217

Operating expenses:

Research & development	6,510	6,152	6,124	24,672	23,344
Selling, general and administrative	1,549	2,842	2,999	10,218	11,137
Total operating expenses	8,059	8,994	9,123	34,890	34,481

Operating loss	(2,943)	(4,532)	(5,265)	(16,353)	(21,264)

Interest and other income (expense), net	(47)	15	(21)	(60)	94

Loss before income taxes	(2,990)	(4,517)	(5,286)	(16,413)	(21,170)
Provision (benefit) for income taxes	21	64	(304)	(45)	335
Net loss	$(3,011)	$(4,581)	$(4,982)	$(16,368)	$(21,505)

Net loss per share, basic	$(0.12)	$(0.19)	$(0.21)	$(0.67)	$(0.91)
Net loss per share, diluted	$(0.12)	$(0.19)	$(0.21)	$(0.67)	$(0.91)

Weighted-average shares used in
computing per share amounts:

Basic	24,484	24,406	23,912	24,303	23,671
Diluted	24,484	24,406	23,912	24,303	23,671

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2022	2021	2021	2022	2021

Cost of goods sold	$56	$58	$86	$248	$346
Research & development	372	416	400	1,676	1,509
Selling, general and administrative	286	266	267	1,069	999
	$714	$740	$753	$2,993	$2,854

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2022	March 31, 2021
Cash and cash equivalents	$36,971	$44,234
Short-term investments	6,992	9,717
Accounts receivable	4,518	3,665
Inventory	4,655	4,343
Other current assets	1,555	1,487
Net property and equipment	7,359	7,328
Long-term investments	3,345	5,792
Other assets	11,027	11,046
Total assets	$76,422	$87,612

Current liabilities	$8,861	$7,462
Long-term liabilities	3,110	4,558
Stockholders' equity	64,451	75,592
Total liabilities and stockholders' equity	$76,422	$87,612